Exhibit 23.1

Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation of our report dated April 19, 2002, included in the Sonic Corp. Savings and Profit Sharing Plan Form 11-K for the period from September 1, 2001 through December 31, 2001, into the previously filed Form S-8 Registration Statement No. 333-26359.

ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma

May 17, 2002